Exhibit 15.3

March 26, 2018

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read the statements made by Cellcom Israel Ltd. in Item 16F of  the Form 20-F of Cellcom Israel Ltd. dated March 26, 2018, which we understand will be filed with the Securities and Exchange Commission. We agree with the statements concerning our Firm in Item 16F of such Form 20-F.

Kind regards,

/s/ Kesselman & Kesselman
Certified Public Accountants (Isr.)
A member firm of PricewaterhouseCoopers International Limited